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                                                                   EXHIBIT 10.51

                        ASSET PURCHASE AND SALE AGREEMENT

         This Asset Purchase and Sale Agreement is made as of March 10 2005, by and between NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP, a Washington limited partnership ("SELLER"), and GRANBERRY H. WARD, III, an individual, residing at Meridian Mississippi, d/b/a Sky Cablevision of Greene County, and his successor and assigns ("BUYER").

                                    Recitals

         A. Seller owns certain cable television reception, processing and distribution facilities and currently is engaged in the business of providing cable television services located in and around the communities of Eutaw, Greene County and Marion, Perry County, each in the State of Alabama more particularly described as follows:

         (i)  Eutaw
         Eutaw, Greene County, Alabama (PSID 003257)
                  Communities Served: Eutaw                   (CUID No. AL-0084)
                                      Greene County (CUID No. AL-0714)

         (ii)  Marion
         Marion, Perry County, Alabama (PSID 007965)
                  Communities Served: Marion                  (CUID No. AL-0197)
                                      Perry County            (CUID No. AL-0715)

         (collectively, the "SYSTEMS").

         B. Buyer desires to purchase, and Seller desires to sell and convey, substantially all of the Assets of Seller used solely in connection with the Systems, except for the Excluded Assets, all as more particularly described in this Asset Purchase and Sale Agreement, as amended, supplemented or modified from time to time, including all agreements, instruments and documents delivered in connection with this Agreement and all Schedules and Exhibits annexed hereto (collectively, this "AGREEMENT").

                                    Agreement

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at Closing (defined in Section 6 hereof) Buyer shall purchase and Seller shall sell, transfer, assign and convey to Buyer certain tangible and intangible assets comprising and used by Seller solely in connection with the operations of the Systems, including the tower, antennas, dishes and headend structure and equipment more specifically described on Schedule A (collectively, the "ASSETS") excluding those Assets set forth on Schedule B (the "Excluded Assets"), attached hereto and incorporated by reference herein, and further expressly excluding all assets used or useful in connection with Seller's other cable television operations outside of the Systems.

Section 2. Non-refundable Deposit; Purchase Price.

         2.1 Non-refundable Deposit. Upon execution of this Agreement, Buyer shall deliver to Seller in readily available funds, a good faith NON-REFUNDABLE deposit of five percent (5%) of the Purchase Price

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(defined in Section 2.2 below), equal to Fifty Thousand Dollars ($50,000.00)
(the "DEPOSIT"). Upon Closing, the Deposit will be applied against the Purchase Price payable by Buyer.

         2.2 Purchase Price. Buyer shall pay to Seller total consideration of One Million Dollars ($1,000,000.00), at Closing (the "PURCHASE PRICE"), plus any and all applicable taxes or fees due upon the sale of the Assets to any governmental agency or body. At Closing, Buyer shall pay Seller the Purchase Price in full in cash, less the Deposit, by federal wire transfer of immediately available funds to account(s) designated by Seller.

         2.3 Prorations. The Purchase Price shall be adjusted for all prepaid expenses, accrued expenses and prepaid revenue, all as determined in accordance with generally accepted accounting principles, to reflect the principle that all expenses arising out of and all income attributable to the System for the period prior to 11:59 p.m. local time on the Closing Date are for the account of Seller, and that all expenses arising out of and all income attributable to the System for the period after 11:59 p.m. local time on the Closing Date are for the account of Buyer. Such adjustments shall be made on the basis of a certificate delivered by Seller to Buyer at least five business days prior to Closing setting forth Seller's good faith estimate of any adjustments or prorations required by this Section 2.3. All overlapping items of income or expense shall be prorated or reimbursed, as the case may be, as of 11:59 p.m. local time on the Closing Date, including without limitation the following: expenses and deposits prepaid by Seller; FCC user fees; copyright royalty payments; franchise fees; rental payments; deposits and prepayments received but unearned by Seller; liabilities for incurred but unpaid expenses; real and personal property taxes and utility charges relating to the System; and all other items normally prorated in the sale of the assets of a going concern cable television business.

Section 3. Assumption of Liabilities.

         3.1 By Buyer. At Closing, Buyer shall assume and agree to pay and perform all of Seller's obligations and liabilities with respect to the operation of the System, along with all of the obligations and liabilities under or in connection with the Assets, heretofore accrued and that may hereafter accrue, including, but not limited to those items more specifically described on Schedule A, attached hereto and incorporated by reference herein. Buyer shall pay all reasonable costs, fees, taxes (including any applicable sales taxes) and expenses associated with the consummation of the transactions contemplated by this Agreement, including without limitation the expenses associated with obtaining the consent or agreement of any governmental authority or any independent third-party with whom Seller is contractually bound. Buyer shall assume the liability for and shall pay the sales taxes, if any, that may be imposed upon and payable in connection with this transaction pursuant to law, and Buyer shall be responsible for its fees and expenses, including the fees and expenses of its own attorneys, accountants and experts, in connection with the transaction contemplated hereby.

         3.2 By Seller. Seller shall assume the liability for and shall pay any and all taxes (except any applicable sales taxes which shall be paid by Buyer) that may be imposed on Seller on the basis of Seller's income. Seller shall be responsible for its fees and expenses, including the fees and expenses of its own attorneys, accountants and experts, in connection with the transaction contemplated hereby.

Section 4. Representations and Warranties.

         4.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

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                  4.1.1 The Purchase Price reflects the absence of any
representation or warranty regarding the Assets, except as expressly provided herein. Buyer takes the Assets "AS IS AND WHERE IS." SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE ASSETS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  4.1.2 Due Incorporation. Seller is a limited partnership duly formed and validly existing under the laws of the State of Washington and has the power and authority to conduct its business as heretofore conducted and to own or hold under lease its properties and assets.

                  4.1.3 Authorization. Seller has full power to execute and deliver this Agreement and to perform hereunder, and the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action.

                  4.1.4 Enforceability. This Agreement has been duly executed and delivered by Seller, and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally or by the application of general principles of equity.

                  4.1.5 Claims, Litigation and Disputes. There is no claim or litigation or investigative proceeding pending or threatened against Seller either arising out of its operation of the Systems or which would adversely affect Seller's ability to perform hereunder.

         4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

                  4.2.1 Sole Proprietorship. Buyer is a sole proprietor.

                  4.2.2 Authorization and Capacity. Buyer has full power to execute and deliver this Agreement and to perform hereunder, and the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action. Buyer has or will have at Closing sufficient funds readily available to close the transaction contemplated herein.

                  4.2.3 Enforceability. This Agreement has been duly executed and delivered by Buyer, and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally or by the application of general principles of equity.

                  4.2.4 Claims, Litigation and Disputes. There is no claim or litigation or investigative proceeding pending or threatened against Buyer which would adversely affect Buyer's ability to perform hereunder.

                  4.2.5 Buyer's Investigation. Buyer will have until the Closing Date to conduct its due diligence and such investigation of the Assets and Systems as Buyer deems appropriate. Buyer acknowledges that it is accepting the Assets in their present conditions and locations and with their present operating capabilities, and, subject only to the express representations of Seller set forth in Section 4.1 of this Agreement, Buyer acknowledges that Seller makes no warranty, express or implied, as to the Assets. Buyer has not relied upon, and Seller shall not be liable for or bound in any manner by, any

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express or implied verbal or written information, warranties, guarantees, promises, statements, inducements, representations of opinions pertaining to the Systems or the Assets, except as expressly provided in this Agreement and any certificates delivered hereunder.

Section 5. Conduct Pending Closing.

         5.1 Of Seller. Between the date of execution and delivery of this Agreement and the Closing Date, Seller shall allow Buyer, its accountants or auditors full access at reasonable times to the Systems and the books and records of Seller that relate solely thereto and shall furnish to Buyer and its representatives such information regarding the business and properties of Seller as may reasonably be requested by Buyer. Seller shall continue to operate the Systems, maintain the Assets, and keep its business books, records, and files in the ordinary course of business in accordance with past practices, consistently applied. Except as otherwise requested by Buyer, Seller shall use its commercially reasonable efforts to preserve the Systems as a going concern and to preserve existing relationships with suppliers, customers, governmental entities and others having business dealings with Seller. Seller shall use its commercially reasonable efforts to obtain each of the required consents. Buyer shall reasonably cooperate and assist Seller in obtaining the required consents.

         5.2 Of Buyer. Neither Buyer nor any of its officers, members, managers or employees has entered or will enter into any contract, arrangement, or understanding with any person or firm, which may result in the obligation of Seller or Buyer to pay any finder's, brokerage, or agent's fees, commission or other like payment or compensation.

Section 6. Closing; Closing Date; Termination. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated in this Agreement ("CLOSING") shall be conducted at the offices of Seller or other mutually agreeable location on or before March 15, 2005 (the "CLOSING DATE"). The parties will endeavor to conduct the Closing by facsimile and express mail. This Agreement may be terminated at any time prior to Closing: (a) by the mutual written consent of Seller and Buyer, (b) by either Seller or by Buyer, in the event of a material breach of this Agreement by the other party which breach remains uncured 15 business days after the written receipt of notice describing in detail the facts and circumstances surrounding such breach or (c) by Seller or Buyer, if all the consents of third parties listed in Schedule A and marked with an asterisk (the "Required Consents") cannot be obtained. Notwithstanding the foregoing, this Agreement may be extended if Closing cannot occur because the consents or approvals from third parties identified on Schedule A have not yet been obtained, and the parties are using commercially reasonable efforts to obtain such consents or approvals, or Closing is otherwise delayed due to no fault of the party seeking such extension, then Closing Date may be extend to a mutually agreeable date, but in no event later than April 1, 2005.

Section 7. Post-Closing Matters.

         7.1 Use of Trade Name. For a period of ninety (90) days after the Closing Date, Buyer may continue to operate the Systems using Seller's d/b/a name(s) and its corporate name and all derivations and abbreviations of such names and related marks, in order to effectively transfer title to all Assets and the Systems to Buyer. Within ninety (90) days after the Closing Date, Buyer shall discontinue using and shall dispose of all items of stationery, business cards and literature bearing such names or marks.

         7.2 Seller's Billing Services. For a period of ninety (90) days after the Closing Date, Seller may provide certain billing services in connection with the Systems for a fee; provided that on the Closing Date, Buyer and Seller have entered into a mutually agreed-upon subscriber billing transition services agreement. Buyer shall promptly reimburse Seller for any other out-of-pocket costs, fees or

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expenses as a result of Seller's performance of billing related services, which may include the cost of retrieving, compiling, collecting and/or delivering subscriber data and/or history to Buyer.

Section 8. Seller's Obligations. Seller shall deliver to Buyer at Closing the following: (a) executed originals of the Bill of Sale and Assignment and Assumption Agreement, each substantially in the forms of Exhibits A and B, respectively; (b) any releases necessary to remove security interests and any other known liens or encumbrances on the Assets; (c) the Required Consents; (d) a current subscriber list; and keys for the Systems (e.g., lock boxes, power supplies, gates), as applicable.

Section 9. Buyer's Obligations. Buyer shall deliver to Seller at Closing the following: (a) payment of the Purchase Price; and (b) executed originals of the Assignment and Assumption Agreement in the form of Exhibit B. After Closing, Buyer shall perform and pay any and all obligations assumed by it pursuant to
Section 3.1.

Section 10. Conditions of Buyer's Obligations. Buyer's obligation to close, if not waived in writing by Buyer, is subject to the condition that Seller shall have performed in all material respects all of its agreements and covenants under this Agreement, including without limitation the actions required by Sections 5.1 and 8, to the extent such are required to be performed at or prior to Closing.

Section 11. Conditions of Seller's Obligations. Seller's obligation to close, if not waived in writing by Seller, is subject to the condition that Buyer shall have performed in all material respects all of its agreements and covenants under this Agreement, including without limitation the actions required by Sections 5.2 and 9, to the extent such are required to be performed at or prior to Closing.

Section 12.

         a. Buyer's Indemnification. Buyer shall defend, indemnify and hold harmless Seller, its affiliates, partners, employees, directors, officers, agents, and assigns, from and against any loss, liability, damage, or expense (including attorneys' and other experts' fees) (a) resulting from any claim by any third party relating to the Assets and/or the Systems arising or accruing on or after Closing, which shall include but not be limited to Buyer's failure to pay or perform the debts, liabilities and obligations it agreed to assume pursuant to Section 3.1 hereof, and (b) arising from any breach of any representation, warranty, or covenant by Buyer in this Agreement, including without limitation any liabilities and costs arising from any pending or threatened litigation involving Buyer. Buyer's indemnification obligations hereunder shall survive Closing for a period of three (3) years, or the applicable statute of limitations, whichever is longer.

         b. Seller's Indemnification. Seller shall defend, indemnify and hold harmless Buyer, his partners, employees, directors, officers, agents, and assigns, from and against any loss, liability, damage, or expense (including attorneys' and other experts' fees) (a) resulting from any claim by any third party relating to the Assets and/or the Systems arising or accruing before Closing, which shall include but not be limited to Seller's failure to pay or perform the debts, liabilities and obligations it agreed to assume pursuant to
Section 3.2 hereof, and (b) arising from any breach of any representation, warranty, or covenant by Seller in this Agreement, including without limitation any liabilities and costs arising from any pending or threatened litigation involving Seller. Seller's indemnification obligations hereunder shall survive Closing for a period of three (3) years, or the applicable statute of limitations, whichever is longer.

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Section 13.

         a. Confidentiality. Buyer agrees and covenants that, without the prior written consent of the Seller, it will not release any publicity concerning this transaction and will not disclose any terms of this transaction, , the name of the Seller and Buyer or the Purchase Price, to any persons. Because Seller will make available to Buyer certain financial, customer and other information Seller desires to keep confidential, Seller has requested and Buyer has agreed to keep confidential any and all information provided by Seller to Buyer (the "CONFIDENTIAL INFORMATION"). Buyer shall hold all such Confidential Information in trust and exercise all reasonable steps to safeguard the confidentiality of the Confidential Information and not disclose any portion of it to any third party except to Buyer's representatives (i) who need to know the Confidential Information to assist in evaluating a possible transaction and (ii) who have agreed in writing to preserve the confidentiality of such Confidential Information at least to the extent required herein. In addition, Buyer shall use the Confidential Information solely for the purpose of evaluating the transaction contemplated hereby with Seller and not use such Confidential Information for Buyer's own account or for the benefit of any other person. Buyer shall be responsible for enforcing the confidentiality of the Confidential Information and shall take such action, legal or otherwise, to the extent necessary to prevent any disclosure by any of Buyer's representatives of the Confidential Information. In the event Seller is required to initiate any action to enforce Buyer's obligations hereunder, Buyer shall agree to reimburse Seller for all costs and expenses, including attorneys' fees, incurred by it in this regard. This Agreement shall not apply to any portion of the Confidential Information that (i) is or becomes generally available to the public other than as a result of an act or omission in violation of this Agreement; (ii) becomes available through legitimate means to Buyer on a non-confidential basis from a source, other than Seller, which is not bound by any confidentiality agreement; or (iii) was already in Buyer's possession or known by Buyer through legitimate means on a non-confidential basis prior to the disclosure to Buyer by Seller. If for any reason the transaction contemplated by this Agreement is not consummated, and no Closing occurs, Buyer agrees that it shall not disclose to any third party, except in the context of a legal proceeding, any information concerning this Agreement obtained by Buyer either from Seller or as a result of its own investigations and inspection without the prior written consent of Seller. Buyer shall also promptly return and deliver to Seller all originals and copies of documents (or certify in writing to Seller that any copies have been destroyed) and other materials in any form which contain any confidential or proprietary information of Seller.

         b. Non-Competition. Seller covenants and agrees that, unless Buyer shall otherwise give its prior written consent, for a period of twenty four (24) months from Closing it will not directly or indirectly own, manage, operate, control or engage, directly or indirectly, in the business of operating a wireline video cable television system within the franchise areas of the City of Marion and the City of Eutaw currently serviced by the System. Notwithstanding the foregoing, nothing herein shall be construed to prohibit or restrict the ownership of a company's securities listed on a national securities exchange or the National Association of Securities Dealers Automated Quotations System, which (x) constitutes less than 5% of the outstanding voting stock of such company, (y) does not constitute control over such company and (z) is held solely for investment purposes. Notwithstanding anything to the contrary herein, nothing herein shall restrict Seller's general partner or any of its affiliates, directly or as a successor or assign of Seller.

Section 14. Notices. All notices and communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when delivered by messenger, by overnight delivery service, or mailed by first class certified mail, return receipt requested, addressed to the parties at the addresses set forth below or at such other addresses as either party shall notify the other in accordance with this Section 14:

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If to Seller:     Northland Cable Properties Eight Limited Partnership
                  101 Stewart Street, Suite 700
                  Seattle, Washington 98101
                  Attn: Gary S. Jones and Legal Department

If to Buyer:      Sky Cablevision

                  Physical Address:                        Mailing Address:
                  1409 Roebuck Drive                       P.O. Box 65
                  Meridian, MS 39301                       Meridian, MS 39301

                  Attn:  Granberry H. Ward, III

With a Copy to:   Glover, Young, Walton & Simmons
                  Physical Address:                        Mailing Address:
                  1724 23rd Ave                            P.O. Box 5514
                  Meridian, MS 39301                       Meridian, MS 39302

Section 15. Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

Section 16. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that the exclusive jurisdiction and venue of any lawsuit between the parties arising out of this business relationship shall be the courts of appropriate jurisdiction in Birmingham, Alabama, and each of the parties hereby submits itself to the exclusive jurisdiction and venue of such court for the purposes of such lawsuit. This Agreement constitutes and embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral agreements and understandings between the parties with respect thereto. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. This Agreement may not be modified or amended except by a written instrument executed by the parties. If any proceeding is brought by either party to enforce or interpret any term or provision of this Agreement, the substantially prevailing party in such proceeding shall be entitled to recover, in addition to all other relief as set forth in this Agreement, such party's reasonable attorneys' and experts' fees, costs and expenses.

Section 17. Severability. If any part of any provision of this Agreement is invalid or unenforceable under applicable law, the provision shall be ineffective only to the extent of such invalidity or unenforceability without in any way affecting the remaining parts of the provision or this Agreement.

Section 18. Assignment. The benefits and burdens of this Agreement shall be binding on each party's lawful successors and assigns; provided, however, Buyer may assign this Agreement only upon advance written notice to Seller.

Section 19. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

                            [SIGNATURE PAGE FOLLOWS]

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BUYER:                                 SELLER:

GRANBERRY H. WARD, III                 NORTHLAND CABLE PROPERTIES

d/b/a SKY CABLEVISION OF GREENE        EIGHT LIMITED PARTNERSHIP

COUNTY                                 BY:  NORTHLAND COMMUNICATIONS CORPORATION
                                       ITS: GENERAL PARTNER

By: /S/ GRANBERRY H. WARD III          By:  /S/ RICHARD I. CLARK
    -------------------------               --------------------
                                                Richard I. Clark
                                                Executive Vice President

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